EXHIBIT 99.1

VICON INDUSTRIES ANNOUNCES IMPORTANT DATES AND TERMS FOR RIGHTS OFFERING

HAUPPAUGE, N.Y. - September 19, 2017 - Vicon Industries, Inc. (NYSE American: VII), a global producer of video security solutions, today announced the terms of its previously reported rights offering.
Under the terms of the rights offering, the Company is distributing one non-transferable subscription right for each share of the Company's common stock then owned, at no charge, to the holders of its common stock as of 5:00 p.m. New York City time on September 22, 2017. Each subscription right will entitle the holder to purchase one share of common stock at the subscription price of $0.40 per share. The rights offering also includes an over-subscription privilege, which entitles a shareholder who exercises all of its basic subscription rights in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription privilege. A total of 9,348,388 new shares of common stock will be available for issuance pursuant to the rights offering, which would generate up to $3.7 million of gross proceeds if fully exercised. The Company expects to utilize the estimated net proceeds of the rights offering to repay indebtedness under its revolving credit facility.
Mailing of offering materials to shareholders is expected to begin on October 3, 2017, and the subscription period will expire at 5:00 p.m., New York City time, on October 19, 2019, unless extended.
In addition, as previously reported, NIL Funding Corporation, the Company’s secured lender, has agreed to purchase up to $3 million of the Company’s common stock following the closing of the rights offering, subject to certain terms and conditions set forth in an Investment Agreement between NIL Funding and the Company.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-1 (Reg. No. 333-219767) relating to the common stock to be sold in the rights offering has been declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus which is a part of the registration statement. A copy of the prospectus may be obtained from the information agent, Broadridge Corporate Issuer Solutions, Inc. at (855) 793-5068.
About Vicon
Vicon Industries, Inc. (NYSE American: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel; the United Kingdom and San Juan Capistrano, California. More information about Vicon, its products and services is available at www.vicon-security.com.
Special Note Regarding Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.